EXHIBIT 10.67
AMENDMENT
TO
FLOWSERVE CORPORATION
AMENDED AND RESTATED DIRECTOR CASH DEFERRAL PLAN
1. Preamble. Flowserve Corporation (“Flowserve”) established the Flowserve Corporation Long-Term Incentive Plan (the “Original Plan”), which was amended and restated November 1, 1993. Effective October 1, 2000, the Original Plan was amended and restated as two plans, the Flowserve Long-Term Stock Incentive Plan and the Flowserve Incentive Plan. The Long-Term Cash Incentive Plan was restated as the Amended and Restated Director Cash Deferral Plan (the “Plan”) on January 19, 2001. Since such restatement, section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), has been enacted and has become effective with respect to the Plan. The Plan will be amended in 2006 for overall compliance with section 409A of the Code. In the interim, Question and Answer 20 of Internal Revenue Service Notice 2005-1 permits distribution of certain amounts without respect to the otherwise applicable limitations of section 409A. By this amendment, Flowserve intends to accomplish amendment of the Plan to provide for such distributions. Section 9 of the Plan permits the Organization and Compensation Committee of the Board of Directors of Flowserve to amend the Plan.
2. Amendment. Pursuant to Section 9 of the Plan, the Plan is hereby amended by adding the following Section 7(d) to the Plan, to follow Section 7(c) and to precede Section 8:
     “(d) 2005 DISTRIBUTION. Notwithstanding anything to the contrary in this Plan, the entire amount credited to the unsecured Deferred Compensation Cash accounts of former Director Robert Frazer and of current Director Diane Harris will be distributed in full to such former Director and to such current Director prior to December 31, 2005. Such distribution will be includible in the reportable taxable income of such former Director and such current Director for the taxable year 2005. This distribution is in accordance with Question and Answer 20 of Internal Revenue Service Notice 2005-1, and shall terminate the participation of such former Director in the Plan, and terminate the prior deferrals. Such distribution shall be made in cash, as required by Section 7(a).”
3. Effect of Amendment. Except as amended by this First Amendment to Flowserve Corporation Amended and Restated Director Cash Deferred Plan, the Plan, as amended and restated January 19, 2001, shall remain in full force and effect.

FLOWSERVE CORPORATION

	By:	Pension and Investment Committee

		By:	/s/ Mark A. Blinn, Member

Executed December 14, 2005

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